EXHIBIT 23.2

We consent to the incorporation by reference in this Registration Statement on Form S-8 dated May 2, 2003, of our report dated January 31, 2003, on the consolidated financial statements and schedules included in the Annual Report on Form 10-K of Great Southern Bancorp, Inc. for the year ended December 31, 2002.

/s/BKD, LLP

May 2, 2003
Springfield, Missouri